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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    FORM 15

          Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934, as amended, or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended.

                       Commission File Number:   0-21579

                          SmarTalk TeleServices, Inc.
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             (Exact name of registrant as specified in its charter)

                         6543 Commerce Parkway, Suite E
                               Dublin, Ohio 43017
                                (614) 760-9991
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                5  3/4% Convertible Subordinated Notes due 2004
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            (Title of each class of securities covered by this Form)

                                      None
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             (Titles of all other classes of securities for which a
           duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to files reports:

            Rule 12g-4(a)(1)(i)  [ ]      Rule 12h-3(b)(1)(ii)  [ ]
            Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i)   [ ]
            Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii)  [ ]
            Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6            [x]
            Rule 12h-3(b)(1)(i)  [ ]

Approximate number of holders of record of Notes as of the certificate or notice date: 1

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, SmarTalk TeleServices, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 28, 2000

                              SMARTALK TELESERVICES, INC.

                              By:  /s/ Thaddeus Bereday
                                   -------------------------------------------
                                   Name:  Thaddeus Bereday
                                   Title: President and Acting General Counsel